SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ACQUISITION MEDIA, INC
                             ----------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   87-0542172
                                   ----------
                      (I.R.S. Employer Identification No.)

              #388-145 Tyee Drive, Point Roberts, Washington 98281
       ------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                        Business Consulting Services Plan
                        ---------------------------------
                               Legal Services Plan
                               -------------------
                            (Full Title of the Plan)

                         Corporate Service Center, Inc.
                         ------------------------------
                           502 E. John Street, Room E
                           --------------------------
                            Carson City, Nevada 89706
                            -------------------------
                     (Name and Address of Agent for Service)

                                  775.882.3072
                                  ------------
          (Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

---------------------- ------------------ ------------------- --------------------- --------------------
 Title of securities          Amount       Proposed maximum          Proposed              Amount of
   to be registered          to be              offering              maximum         registration fee
                         registered (1)          price              aggregate
                                                per share         offering price
                                                  (2)
---------------------- ------------------ ------------------- --------------------- --------------------
    Common Stock,
   $.001 par value          975,000               $0.05             $48,750                $3.94
---------------------- ------------------ ------------------- --------------------- --------------------

(1) Consists of 975,000 shares to be issued pursuant to the following: (i) pursuant to the Business Consulting Services Agreements (attached hereto) with Bryan Dear (285,000 shares), D. Bruce Horton (275,000 shares), Rene Palsenbarg (150,000 shares) and (ii) in exchange for legal services provided by Randall Lanham, Esq. (115,000 shares) and Bruce Bragagnolo, Esq. (150,000 shares). (2) Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.




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





                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.
---------------------------------

The Registrant is offering the following shares of its common stock to the following individuals for business consulting services performed on the Registrant's behalf. The issuance of these shares are being made pursuant to a Business Consulting Services Plan (the "Plan") adopted by the Board of Directors ("Board") on October 1, 2002. The Board has equated the number of these shares to the value of the business consulting services provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

Bryan M. Dear                    285,000 shares for business consulting services

D. Bruce Horton                 275,000 shares for business consulting services

Rene Palsenbarg                 150,000 shares for business consulting services.

The business consulting services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Registrant.

The Registrant is offering the following shares of its common stock to the following individuals for legal services performed on the Registrant's behalf. The issuance of the shares is being made pursuant to a Legal Services Plan (the "Plan"). The Board has equated the number of these shares to the value of the legal services provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

Bruce Bragagnolo, Esq.                      150,000  shares for legal services

Randall Lanham, Esq.                        115,000  shares for legal services.

The legal services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Registrant.

Item 2. Registrant Information and Plan Information.
--------------------------------------------------------------------------------

Mr. Dear, Mr. Horton, Mr. Palsenbarg, Mr. Lanham and Mr. Bragagnolo shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.



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




                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
------------------------------------------------

We incorporate the following documents by reference in this Registration
Statement:

     (a) Our latest Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 1, 2003;

     (b) All other reports of the company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2002;

     (c) Our Registration Statement filed pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

     (d) All other documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.
----------------------------------

Plan interests are being registered. No description is required pursuant to this item.

Item 5. Interests of Named Experts and Counsel.
-----------------------------------------------

The shares being registered herein are being issued to the Registrant's business consultants for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement have any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.
--------------------------------------------------

The Registrant's Articles of Incorporation do not provide for indemnification for its directors and officers, nor does the Registrant currently have any indemnification agreements, or errors and omissions insurance for its officers and directors. However, Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Item 7. Exemption from Registration Claimed.
--------------------------------------------

Not applicable.

Item 8. Exhibits.
-----------------

3.1  Articles of Incorporation*

3.2  Bylaws*

5  Opinion of MC Law Group

10.1  Business Consulting Services Agreement with Bryan M. Dear

10.2  Business Consulting Services Agreement with D. Bruce Horton

10.3  Business Consulting Services Agreement with Rene Palsenbarg

23.1  Consent of MC Law Group**

23.2  Consent of Stonefield Josephson, Inc.

* Previously filed as exhibits to our Registration Statement

**Contained in its opinion filed as Exhibit 5 to this Registration Statement.

Item 9. Undertakings.
---------------------

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would



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




not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the init ial bona fide offering thereof. Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

The company, as the Registrant hereunder, and each person whose signature appears below, hereby appoints Richard J. Wilk as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.




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




                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the Registrant satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Canada, on this 14th day of April 2003.

ACQUISITION MEDIA, a Nevada corporation

/s/ Richard Wilk
----------------------
Richard J. Wilk
President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2003, who are the directors of the Registrant's board of directors and who shall administer and enforce the Business Consulting Services Agreement with Bryan M. Dear, D. Bruce Horton and Rene Palsenbarg and the legal services agreement with Randall Lanham and Bruce Bragagnolo.

Signature and Title
--------------------

/s/ Richard Wilk                             /s /Miju Stinson
--------------------                        ------------------
Richard J. Wilk                             Miju Stinson
Director                                    Director